--------------------------------------------------------------------------------
   Certain confidential information has been omitted from this exhibit 10.31 pursuant to a confidentail treatment request filed separately with the Securities and Exchange Commission. The ommited information is indicated by the symbol "***" at each place in this Exhibit 10.31 where the omitted information appeared in the original.
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                    REAL ESTATE PURCHASE AND SALE AGREEMENT
                                 (POINTE WEST)

      THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the Effective Date (as hereinafter defined), by and between POINTE WEST OF VERO BEACH LTD., a Florida limited partnership (the "Seller") and HOMES BY CALTON, LLC, a Florida limited liability company (the "Purchaser").

RECITALS:

      A. Seller is the owner of certain real property located in Indian River County, Florida, described on EXHIBIT A attached hereto (the "Property").

      B. Seller plans to develop and plat the Property into a subdivision consisting of two or more plats (hereinafter referred to as "Pointe West South Village") with eighty two (82) lots as shown on the preliminary subdivision plan (the "Subdivision Plan") of the Property prepared by the Seller which is attached hereto as EXHIBIT B. Subsequently, Seller plans to develop and plat a subdivision adjacent to the Property to be known as "Pointe West East Village".

      C. Purchaser desires to purchase 41 of the lots as described in EXHIBIT C attached hereto (the "Lots"), in multiple closings and to construct single family detached residences thereon (the "Intended Improvements").

      D. Seller desires to sell the Lots to Purchaser and Purchaser desires to purchase the Lots from Seller, upon the terms and conditions herein contained.

      E. Purchaser desires to obtain a right of first refusal to purchase one half of the golf course lots in Pointe West East Village.

      NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants hereinafter made, it is agreed as follows:

1. RECITALS. The recitals set forth above are incorporated herein by reference and made a part hereof as fully as if set forth herein verbatim.

2. AGREEMENT TO PURCHASE AND SELL. For the consideration and upon and subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Lots together with all improvements constructed thereon and all rights, easements, appurtenances, and hereditaments appertaining thereto.

3. EFFECTIVE DATE. This Agreement shall become effective on the date this Agreement is signed by the last of Purchaser and Seller (the "Effective Date").

4. SCHEDULE OF LOT PURCHASES AND PURCHASE PRICE. Seller agrees to sell all of the Lots to Purchaser and Purchaser agrees to purchase all of the Lots from Seller at a rate of a minimum of two (2) Lots per month and at least six (6) Lots per calendar quarter. Lot purchases in excess of two per month may be applied toward the purchase requirement applicable for future months in the same calendar quarter, but may not be applied toward the minimum monthly Lot purchase requirement for months in future calendar quarters. The Lot takedown schedule is more fully described on Schedule A-1 attached hereto. The closing on the first two Lots, as described on EXHIBIT C (the "Phasing Plan"), will take place ten days (10) days after the requirements of Section 9 hereunder are satisfied as to the Phase One Lots (the "Initial Closing"). The purchase price (the "Purchase Price Schedule") for the Lots are shown on the Lot Closing Schedule attached hereto as EXHIBIT D.

After the Initial Closing, provided this Agreement is not in default (after the applicable cure period), as defined in Section 16 below, Purchaser may purchase Lots at any time by giving Seller a minimum of five (5) days written notice prior to the date Purchaser desires to close on any Lots. The notice shall identify the Lots desired to be purchased by Purchaser and the requested date of closing.

If the Purchaser does not satisfy the minimum Lot takedown requirement, Seller may, at Seller's sole option, sell a sufficient number of Lots to bring the Purchaser into compliance with the minimum Lot take down requirement to third parties with the understanding that said third parties must contract with an approved golf builder to build a house within two (2) years. Seller shall not exercise the right to sell Lots to third parties until five (5) business days shall have elapsed from the time Seller shall have notified Purchaser in writing of the Purchaser's failure to satisfy the minimum Lot takedown requirement and Seller's intention to sell Lots to Third Parties. If, during five (5) business days after such written notice is given to Purchaser, Purchaser shall come into compliance with the minimum Lot takedown requirement, then Seller may not sell Lots to a third party.

As long as the Purchaser is not in default of any condition of this agreement, Seller shall extend to Purchaser the right of first refusal to purchase fifty percent (50%) of the golf front lots in the East Village at the market price a willing buyer would pay.

5. DEPOSIT. Purchaser shall deposit with Seller a deposit in the amount of $300,000. Fifty percent (50%) of the deposit or $150,000 will be due five (5) business days after the conclusion of the Inspection Period (as defined in Section 11(E) below) and the balance of $150,000 shall be due sixty (60) days after the Effective Date. The Purchaser deposit will be returned with a credit of ten thousand dollars ($10,000) off of st 30 lots purchased.

6. DEED OF CONVEYANCE. Seller shall convey to Purchaser, at the time of the Closings, title in fee simple to the Lots by recordable special warranty deed (the "Deed" or "Deeds") signed by all parties necessary or required by the title insurance commitment, free and clear of all liens and encumbrances, except for real estate taxes for the year of the Closings and subsequent years not yet due and payable. Permitted exception to the title policy are those matters shown on EXHIBIT E and all other matters approved in writing by Purchaser (the "Permitted Exceptions").

7. DEFECTS IN TITLE. Within thirty (30) days after the Effective date, Seller shall supply Purchaser with a pro forma title insurance commitment issued by Attorneys Title Insurance Fund, Inc. showing that after each Lot closing, title will be vested in Purchaser, subject only to the Standard ALTA Form B Owner's Title Insurance Policy Exceptions, the Permitted Exceptions and any purchase money mortgage executed by Purchaser in connection with the Purchase of the Lot. If the title to the Property is subject to any other matter not reasonably acceptable to Purchaser, then Purchaser shall, prior to the expiration of the Inspection Period, give Seller written notice of such objections to title to the Property. Seller shall use its best efforts to eliminate or modify all unacceptable matters to the reasonable satisfaction of Purchaser. Seller shall not be obligated to file suit nor expend more than Ten Thousand Dollars ($10,000) to cure title defects provided, however, Seller shall remove from title to the Property (i) any mortgage, construction law lien or other encumbrance granted or incurred by Seller against the Property, or (ii) past due and delinquent taxes or assessments. Seller shall have until the Initial Lot Closing to cure any such title defects. In the event Seller is unable to satisfy said defects within the time permitted or Seller notifies Purchaser that Seller is unable to cure a title defect pursuant to this Agreement, Purchaser, at its option may elect to (i) terminate its obligation to purchase whereupon the Deposit shall be returned to Purchaser and this Agreement shall be of no further force or effect; or (ii) take title to the Lots Seller can convey without title defects and reduce the Purchase Price by the price assigned to the Lots with title defects; or (iii) notify Seller within fifteen (15) days from the receipt of Seller's notice that Purchaser will accept title to the Property with the defects and proceed to close on the Property in accordance with the terms of this Agreement.

8. SURVEY. On or before each Closing, Purchaser may, at its sole expense, have a survey of a Lot or Lots Purchaser is purchasing prepared by a licensed surveyor. In the event the survey(s) show any encroachments of any improvements upon, from, or onto the Property or any easement, lack of ingress and egress, or any other types of encumbrances, except those acceptable to Purchaser, in Purchaser's sole and absolute discretion, said conditions or encroachments shall be treated in the same manner as a title defect under the procedure set forth in this Agreement, except that the time period to notify Seller of the defect shall be extended until five (5) business days after receipt of the survey.

9. LOT COMPLETION REQUIREMENTS. Immediately after receipt of Purchasers deposit money and after obtaining the approvals and permits, Seller shall promptly begin development of the Phase One Lots and construction of the Subdivision Improvements (as hereinafter defined) for Phase One and shall diligently pursue completion of the Phase One Lots and Subdivision Improvements. Seller shall start the development of the Phase Two Lots, as defined on EXHIBIT C, in a timely manner in order to meet the agreed upon purchase schedule.

Except for the Initial Closing, the Lot completion requirements that must be satisfied at the time a Lot is purchased are as follows:

      A. The Lot shall be substantially constructed and developed as shown on the construction plans for the Property to be mutually agreed upon (the "Construction Plans").

      B. Seller shall have installed and substantially completed the following subdivision improvements adjacent to the Lot so that said improvements shall be available to serve the Lot (hereinafter collectively referred to as the "Subdivision Improvements"):

            (1) All water and sanitary sewer lines shall have been constructed and accepted for maintenance in accordance with governmental requirements and shall be fully sufficient to service the Lots, and shall be stubbed to the Lot with service available so as to allow Purchaser, upon payment of the applicable connection fees, to connect to such systems.

            (2) The Lot shall have storm drainage retention and detention facilities, storm sewer lines a drainage system as required by all applicable governmental agencies accepted and approved by Indian River County.

            (3) Paved streets, curbs, and gutters to the Lot shall have been constructed and approved by Indian River County.

            (4) Underground telephone transmission lines and underground electric power lines shall have been completed with power immediately available located adjacent to the Lot.

      C. The Lot size and building pad dimensions for the Lot meets or exceeds that as shown on EXHIBIT F attached hereto.

      D. The Lot shall comply with all governmental ordinances, codes, development orders, and regulations including but not limited to those relating to zoning, platting, and subdivision regulations in effect as of the Closing Dates.

      E. The plat in which the Lot is located shall have been recorded in the public records of Indian River County.

      F. The Lot is ready; both legally and physically, for the construction thereon of a single family detached residence. The Lot shall not be deemed "completed" unless Purchaser can, after submission of building plans meeting all governmental requirements, obtain a building permit from Indian River County to construct a single family detached residence and a Certificate of Occupancy can be issued upon completion of the home by the Purchaser.

      G. Seller shall have all required street signs installed on the roads serving the Lot and shall have installed any overhead street lighting required by any governmental authority that provides illumination to the Lot.

      H. Seller shall have delivered to Purchaser a set of as-built plans and drawings of the Subdivision Improvements serving or related to the Lot and a written certification from the project engineer stating Seller has completed each and every one of the foregoing conditions.

      I. Seller shall provide verification of the flood hazard area designation used to determine if the purchase of flood insurance is required for the obtaining of any federally insured loan.

Notwithstanding the foregoing, Purchaser shall have the right to purchase a Lot in accordance with this Agreement if the Lot is substantially complete. In the event Purchaser elects to close on one or more Lots which have not been fully and completely developed pursuant to the terms of this Agreement, Seller agrees
(i) to promptly and without delay complete the development of those Lots, and
(ii) to indemnify Purchaser from any loss or expense which Purchaser may suffer by virtue of any work on the Lots or the right of way adjacent to the Lots. This provision includes, but is not limited to, an indemnification for damages suffered by Purchaser for utility contractors damaging or destroying Purchaser's erosion control measures. Notwithstanding anything in this Agreement to the contrary, Seller does and shall indemnify, defend, save, and hold harmless Purchaser from and against any and all causes of action, losses, claims, damages, liabilities, and all costs and expenses, attorney fees and court costs, fees and costs and all other expenses related to, growing out of, or arising from any breach of any of the above representations or obligations. The provisions of this Section shall survive the Closings.

10. INSTALLATION OF SIDEWALKS AND COMMUNITY FEATURES. Purchaser shall, at its expense, install sidewalks in the front or side, as applicable, of any Lots which are required to have sidewalks, in accordance with the sidewalk plan approved by Indian River County or the appropriate governmental authority and all applicable governmental regulations. Seller shall, at its expense, install any and all other required sidewalks on the Property as required by Indian River County or the appropriate governmental authority. All Sidewalk Completion bonds for the Lots referenced in this agreement, required by Indian River County as part of the Final Plat Process shall be provided by Purchaser.

Seller acknowledges that the entrance off 12th Street into the South Village will include signage and landscaping with a similar design and theme as the Links Lane, 74th Avenue Entrance.

Seller acknowledges that the improvements for the park located in the center of the South Village will be similar in caliber to the improvements constructed in the Central Village Park located east of 76th Drive between 15th Lane and 15th Street.

11. CONDITIONS PRECEDENT TO CLOSING. Purchaser's obligation to close on a Lot pursuant to this Agreement is conditioned on the following:

      A. Except as set forth in this Agreement, no material adverse change in the condition of the Property shall have occurred since the Effective Date.

      B. As of each Closing, the Lot and Subdivision Improvements shall be completed as set forth in Section 9 of this Agreement and there shall be no governmental prohibition (including zoning and concurrency restrictions) that prevents Purchaser from receiving building permits for construction of single-family house on each Lot and upon completion of such house a certificate of occupancy, without exception or qualification.

      C. To the best of Seller's knowledge, all of Seller's covenants and obligations contained in this Agreement shall have been performed by Seller, and all of Seller's representations and warranties are true and correct and shall be true and correct at each Closing.

      D. There is ingress and egress to the Property sufficient for the Intended Improvements.

      E. The Purchaser shall have been satisfied, in its sole discretion, of the results of its due diligence conducted during the fourteen (14) day period beginning on the April 6, 2004 (the "Inspection Period"). If Purchaser is not satisfied, in its sole discretion, of the results of its due diligence conducted during the Inspection Period, then the Purchaser shall notify the Seller in writing within five
            (5) business days after the Inspection Period that Purchaser is terminating this agreement, whereupon this

            Agreement shall be terminated and all parties release from all liability hereunder. Failure to give such notice or If Purchaser shall notify Seller in writing within five (5) business days after the Inspection Period that it is willing to proceed with the transactions contemplated by this agreement, or if Purchaser shall make the initial deposit of $150,000, then Purchaser shall be deemed to have waived the right to terminate this Agreement due to the outcome of its due diligence investigation during the Inspection Period.

If conditions precedents (A) through (D) above to Purchaser's obligation shall not have been satisfied prior to each Closing, Purchaser shall notify Seller of the unfulfilled condition, and Seller shall have up to sixty (60) days to cause such condition to be fulfilled. Closing shall occur five (5) business days following satisfaction of all unsatisfied conditions precedent. If Seller has not corrected the unfulfilled condition within said sixty (60) day period, Purchaser may cancel this Agreement by notifying Seller and seek other remedies provided for in this Agreement. If Purchaser elects to terminate this Agreement, Seller is obligated to return the Deposit to Purchaser whereupon the parties hereto shall be relieved of all further obligations hereunder, or Purchaser may, at Purchaser's option and in Purchaser's sole discretion, (i) take title to only the completed Lots and those acceptable to Purchaser and reduce the Purchase Price by the purchase price of each Lot Seller is unable to complete and purchase the remainder of the Lots when complete, or (ii) proceed to close without thereby waiving Purchaser's right to seek specific performance of Seller's obligations under this Agreement. Seller shall use its best efforts to promptly complete the unfulfilled condition.

In the event a Closing on a Lot is delayed due to an unfulfilled condition precedent to closing, all subsequent Closing Dates for Lots within the same plat as the Lot on which the closing is delayed shall be likewise extended.

12. THE CLOSINGS. The sale and purchase of the Lots shall be consummated at closings to be held on the Closing Dates set forth in Section 4 of this Agreement at the office of the Title Company selected by Seller in Indian River County Florida.

A.    DELIVERY BY SELLER. At each Closing, Seller shall deliver or cause to be delivered to Purchaser:

            (1)   The Deed duly executed by Seller.

            (2) All other documentation necessary or required to complete the purchase and sale contemplated in this Agreement including, without limitation, any tax proration agreements, utility agreements, or documentation or affidavits reasonably requested by Purchaser or Title Company.

            (3) A no-lien, gap and exclusive possession affidavit in form and content customarily used in Florida and sufficient to allow the issuer of the Title Insurance Commitment at closing to delete the standard exceptions under schedule B-I of the Title Insurance Commitment.

            (4) In order to comply with the requirements of the Foreign Investment Real Property Tax Act of 1980 ("FIRPTA"), Seller will deliver to Purchaser at closing Seller's affidavit under penalty of perjury stating the Seller is not a "foreign person" as defined in
            Section 1445 of the Internal Revenue Code of 1986 and the U.S. Treasury Regulations there under, setting forth Seller's taxpayer identification number, and that Seller intends to file a United States income tax return with respect to the transfer. Seller represents and warrants to Purchaser that they have not made nor does Seller have any knowledge of any transfer of the Property or any part thereof that is subject to any provisions of FIRPTA that has not been fully compiled with by either transferor or transferee.

            As required by law, if Seller fails to comply with the requirement of this paragraph, Purchaser shall withhold 10% of the Purchase Price in lieu of payment thereof to Seller and pay it over instead to the Internal Revenue Service in such form and manner as may be required by law.

            (5) A "Marked Up" title commitment showing the deletions of the Schedule B-I items and Standard Exceptions (1), (3), (4), (5) and
            (6) in Schedule B-II of the title commitment.

      B. DELIVERY BY PURCHASER. At each Closing, Purchaser shall deliver or cause to be delivered to Seller:

                  (1) Cash, cashier's check, bank check or a wire transfer in the amount of the Purchase Price, together with such additional funds as may be necessary to pay Purchaser's share of the Closing costs and prorations hereunder.

                  (2) All other documentation necessary or required to complete the purchase and sale contemplated in this Agreement including, without limitation, any tax proration agreements, utility agreements, or documentation or affidavits reasonably requested by Seller or Title Company.

                  (3) An unsecured promissory note for $4,000 for the balance of the marketing fees payable 180 days after the lot closing as described in Section 26 below.

13. CLOSING COSTS AND PRORATION. At each Closing, Seller shall pay for the documentary stamps on the Deed, the cost of the title commitment and premium for the title insurance policy to be furnished to Purchaser at the Closing and recording fees for corrective instruments, if necessary. Purchaser shall pay for recording the Deeds and the cost of any Lot survey.

All other expenses incurred by Seller and Purchaser with respect to each Closing, including, but not limited to, attorneys fees and costs and expenses incurred in connection with the satisfaction of conditions hereunder, shall be borne and paid exclusively by the party incurring them, except to the extent otherwise specifically provided in this Agreement. The following items shall be prorated and adjusted between Seller and Purchaser as of the day of each
Closing:

      A. TAXES Real property or ad valorem taxes for each Lot shall be prorated between Seller and Purchaser for the year in which a Closing is held on the basis of the tax statement for such year (due allowance being made for early payment discounts); provided, however, that if such tax statement is not available as of the Closing, the tax proration between Seller and Purchaser shall be estimated based upon the most recent tax bill and subsequently readjusted upon receipt of the tax bill for the year in which the Closing occurs. Seller and Purchaser agree to adjust the proration of taxes and, if necessary, to refund or pay, on or before January 1 of the year following the Closing.

      B. EXPENSE PRORATIONS. Seller shall pay in full all special assessments levied against each Lot prior to Closing. Purchaser shall pay all special assessments levied after Closing.

      C. DEVELOPMENT FEES. Seller shall be responsible for all fees, costs, and expenses necessary to obtain final engineering plan approval, preliminary subdivision plan approval, final plat approval and the other permits and approvals, including payments for mitigation credit in connection with the St. Johns River Water Management District permit necessary for development of the Property. Purchaser shall be responsible for the payment of all fees and other charges imposed by Indian River County or other governmental authorities relating to the construction of residences on the Lots and utility hookup fees.

14. SELLER'S WARRANTIES, COVENANTS, AND REPRESENTATIONS. Seller warrants as of the Effective Date and as of the date of each Closing that the following are and shall be true and correct:

      A. Seller has full right and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

      B. Each of the persons executing this Agreement on behalf of Seller is authorized to do so.

      C. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms.

      D. Seller and all such other persons deemed as the transferor of the Property are not foreign persons requiring the withholding of tax by Purchaser pursuant to Section 1445 of the Internal Revenue Code.

      E. Seller shall have on the date of each Closing, good, marketable and insurable title to the Property, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, restrictions, rights-of-way, easements, or reservations, except the Permitted Exceptions, except those items to be released at closing.

      F. Any lien against the Property, incurred by Seller, shall be removed and satisfied of record by Seller at Closing. If subsequent to Closing any lien shall be filed against the Property or its assigns based on any act or claims against Seller, Seller shall, within thirty (30) days after delivery of written notice by Purchaser of the filing thereof, take such action by bonding, depositing payment or otherwise, as will remove, transfer, insure over, or satisfy such lien of record which affects the Property.

      G. From and after the Effective Date, Seller will comply fully with all permits, approvals, exemptions, and other rights relating to the Property.

      H. Seller has received no notice and has no knowledge of any pending liens, or any special assessments to be made against the Property by governmental authority.

      I. The Lots contain no threatened or endangered species or endangered or protected habitats or items of archaeological significance as defined by applicable state and federal laws

      J. There are no wetlands or state jurisdictional waters located upon any Lot.

      K. The Association, as described in Section 23 of this Agreement, is an existing corporation and Seller has properly funded the Association and the Association is in compliance with all applicable laws and rules relating to homeowner associations.

      L. Seller represents and warrants that, to the best of Seller's knowledge, no hazardous substances as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 USC 9601(14), pollutants or contaminants as defined by CERCLA, or hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 USC 6903 (5), or other similar applicable federal or state laws or regulations including, but not limited to, asbestos, pesticides, PCB'S, and urea formaldehyde, have been generated, released, stored or deposited over, beneath, or on the Property.

      M. The current applicable zoning classification of the Property will permit the construction of the Intended Improvements and Seller has or will, prior to the expiration of the Inspection Period, provide Purchaser with a copy of the zoning conditions for Pointe West and Seller represents that there have been no modifications or changes to those zoning conditions.

      N. All builders on the golf course are signing a substantially similar agreement as to price, take downs, terms, etc.

Notwithstanding anything in this Agreement to the contrary, Seller does and shall indemnify, defend, save, and hold harmless Purchaser from and against any and all losses, claims, damages, liabilities, and all costs and expenses, attorney fees and court costs, fees and costs, and all other expenses related to, growing out of, or arising from any breach of any representation or warranty of Seller set forth above. The provisions of this Section shall survive the Closings or the termination of this Agreement.

15. PURCHASER'S WARRANTIES, COVENANTS, AND REPRESENTATIONS. Purchaser warrants as of the date hereof and as of the date of each Closing that the following are and shall be true and correct:

      A.    Purchaser is a duly authorized and existing corporation.

      B. Purchaser has full right and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

      C. Each of the persons executing this Agreement on behalf of Purchaser is an agent of Purchaser authorized to do so.

      D. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

Notwithstanding anything in this Agreement to the contrary, Purchaser does and shall indemnify, defend, save, and hold harmless Seller from and against any and all causes of action, losses, claims, damages, liabilities, and all costs and expenses, attorney fees and court costs, fees and costs and all other expenses related to, growing out of, or arising from any breach of any representation or warranty of Purchaser set forth above. The provisions of this Section shall survive the Closings or the termination of this Agreement.

16. DEFAULT AND REMEDY. If Purchaser shall be in breach of its obligations hereunder and if such breach on Purchaser's part is not cured within five (5) business days after Seller shall have notify Purchaser in writing of such breach, then Purchaser shall be deemed to be in default of this Agreement. Upon default of this Agreement Seller may terminate this Agreement and any remaining deposit monies not credited against past sales shall be retained by Seller as liquidated damages and as an estimate of Seller's actual damages, as Seller's sole remedy. If Seller shall fails or refuses to convey the Property according to the terms of this Agreement, and such failure to convey continues for five
(5) business days after Purchaser shall have notified Seller in writing of such failure, then Purchaser shall be entitled to seek specific performance of this Agreement. If the Seller shall be in breach of its obligations hereunder, other than the obligation to convey the Property according to the terms of this Agreement, and such breach on Seller's part is not cured within five (5) business days after Purchaser gives written notice of such breach to Seller, then Purchaser shall have the right to an immediate refund of the Deposit and to seek specific performance of this Agreement.

17. BROKERAGE COMMISSION. Seller represents and warrants to Purchaser that Seller has not engaged the services of a real estate broker or agent in connection with the sale and purchase transaction contemplated in this Agreement, except OnSite Realty Group, Inc. to whom Seller has agreed to pay commissions pursuant to separate agreements. Seller shall be solely responsible for any commissions or payments relating to this transaction due to the Brokers. Purchaser represents and warrants to Seller that Purchaser has not engaged the services of a real estate broker or agent in connection with the sale and purchase transaction contemplated in this Agreement. Seller shall indemnify Purchaser against and hold Purchaser harmless from all liabilities, costs, damages and expenses (including reasonable attorneys fees), arising from any claims for commissions or other similar fees in connection with the transaction covered by this Agreement, based upon alleged arrangements or agreements made by Seller. Purchaser shall indemnify Seller against and hold Seller harmless from all liabilities, costs, damages, and expenses (including reasonable attorneys fees) arising from any claims for brokerage commissions or other similar fees in connection with the transactions covered by this Agreement, based upon alleged arrangements or agreements made by Purchaser except claims made by the Brokers.

18. CONDEMNATION. If all or any of the Lots are taken in condemnation or under the right of eminent domain after the Effective Date and before a scheduled Closing, Purchaser may, at its option, and within five (5) days after receipt of notice of such taking, either (I) terminate this Agreement with respect to the affected Lots by written notice to Seller and receive an immediate refund of the portion of the Deposit applicable to the affected Lots, or (ii) proceed to close the purchase and sale as provided in this Agreement. If Purchaser elects to close, Seller shall deliver to Purchaser at the next Closing any proceeds actually received by Seller attributable to the affected Lots from any such condemnation or eminent domain proceeding, and shall assign to Purchaser its right to receive any award not yet paid, and there shall be no reduction in the Purchase Price.

19. SIGNAGE. Purchaser and Seller agree that Purchaser may place marketing signs approved by Seller, on the Property at locations approved by Seller after the expiration of the Inspection Period, provided such signs do not violate any law or governmental regulation.

20. HOMEOWNERS ASSOCIATION. Purchaser acknowledges Seller has established a community association (the "Association") under a Declaration of Covenants, Conditions, Restrictions, Easements and Reservations for Pointe West (the "Declaration") which will encumber the Property. Purchaser, as an owner of the Property purchased hereunder, will be a member of the Association, subject to all of the rights and obligations applicable to a member of the Association. Purchaser agrees to accept title to the Property, subject to the Declaration and to abide by and comply with all the terms and conditions thereof. Seller will deliver a copy of the Declaration, the Association documents and the most recent Association budget (collectively, the "Association Documents") to Purchaser within ten (10) days from the Effective Date.

Seller does and shall indemnify, defend, save, and hold harmless Purchaser from and against any loss, liability, cost, injury, expense, or damage of any and every kind whatsoever (including without limitation, court costs and attorneys' fees and expenses) arising from or related to Seller's acts or omissions as Declarant or Developer under the Declaration or in the management or use of the Property.

At the Initial Closing, Seller shall deliver to Purchaser a partial assignment of its rights and exemptions as Declarant under the Declaration assigning Purchaser all rights as may be reasonably necessary to facilitate the completion and sale of Lots and improvements thereon, including but not limited to, a model area, the maintenance of a sales office in the model area, the showing of Property, the display of signs, and the right to construct or place sales and construction offices of a temporary nature on the Property. Purchaser shall not have any other Developer rights or duties

The Association Documents provide that assessments shall commence upon the transfer of title to the Purchaser. Dues for the amenities will begin when Lot title transfers to Purchaser. If it is decided that the South Village is to become maintenance

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

free, dues for the amenities will be due at Lot transfer but the South Village association dues will not be due until a CO is issued and the Lot is actually receiving a benefit ie. Irrigation, lawn maintenance.

Notwithstanding any architectural review criteria contained in the Association Documents, Seller acknowledges and agrees that Seller shall promptly review the plans for the homes Purchaser will be building within the Property and Seller will not unreasonably withhold approval of same. All floor plans and elevation must have a minimum of three (3) different front elevations and two (2) rear elevations. No identical elevation may be constructed next to each other. Purchaser shall be entitled to make non-structural or other minor alterations to the plans of any home design without seeking further architectural review approval of Seller or the homeowners association. In addition, Purchaser agrees that each home shall have a minimum landscape budget of six thousand dollars ($6,000) not including sod and irrigation and that a landscape plan for each home will be submitted to Seller for his review and approval. For as long as Seller is in control of the Homeowners Association, Purchaser shall not be subject to any architectural review board fees or assessments relative to any plans pre-approved by Seller as provided herein. Seller does and shall indemnify, defend, save, and hold harmless Purchaser from and against any and all losses, claims, damages, liabilities, and all costs and expenses, attorney fees and court costs, fees and costs, and all other expenses related to, growing out of, or arising from any breach of the foregoing representation. The provisions of this paragraph shall survive the Closings or the termination of this Agreement.

21. RECREATIONAL AMENITIES. Purchaser agrees that the Seller assess an initial non refundable fee to each third party purchaser from Purchaser to provide for the establishment, maintenance or repair of a clubhouse and other recreational facilities and community programs (the "Recreational Fee"). In addition, each third party purchaser who pays the Recreational Fee shall have the right to obtain a Sport Membership by paying the periodic dues to the Golf Club. Subsequent purchasers of homes in Pointe West may assume a homeowner's Sport Membership in the Golf Club, provided the homeowner is a Sport Member of the Golf Club in good standing and current in payment of dues. If a Sport Membership cannot be assumed, a subsequent purchaser from an existing homeowner in Pointe West may obtain a Sport Membership by paying the then current Sport Membership price. The Purchaser shall join in, consent and otherwise execute any and all documents required to be signed by builders (commercial and residential) in the Pointe West, or owners of land within Pointe West, to provide for the Recreational Fee, provided that Purchaser shall have no liability associated with the assessment, collection or operation of the Recreational Fee other than as to payment of Recreational Fees properly imposed upon Lots purchased by Purchaser. The initial assessment of the Recreational Fee shall not exceed Two Thousand Dollars ($2,000) per Lot and is due at the time of third party home closing. The Seller anticipates that a portion of the Recreational Fee will provide the owner of each Lot with a social membership with rights to access the clubhouse and its amenities

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

and limited access to the golf course.

22. GOLF COURSE. On or before the sale and collection of the Recreational Fee from all of the Lots, Seller shall commence the construction of a golf course clubhouse and related facilities on Seller's Property within Pointe West, which shall be no less than 4,000 square feet. Seller's golf course at Pointe West (the "Golf Course") will either be a pay-for-play course open to the general public, including without limitation the buyers of the dwelling units to be constructed by Purchaser on the Property ("Pointe West Homeowners") or a private golf course that provides limited access to all Pointe West Homeowners. If Seller offers memberships to the Golf Course, Seller agrees to offer memberships to Pointe West Homeowners at more favorable terms than offered to members of the general public.

23. DEFECTIVE LOT. In the event that Purchaser, prior to the commencement of construction on any Lot, through no fault of Purchaser, discovers fill materials unsuitable to support standard house footing, then Purchaser shall have the right to reconvey the Lot involved (the "Defective Lot") to Seller provided Purchaser discovers such condition and provides Seller written notice thereof within one (1) year following the Closing of the Defective Lot. The purchase price to be paid by Seller to Purchaser for any such Defective Lot shall be the Purchase Price per Lot paid therefore by Purchaser. In the event a reconveyance to Seller of a Defective Lot occurs hereunder, then Seller and Purchaser shall equally bear the entire cost of any (i) recording fee and (ii) state, county or other recordation tax, documentary stamp tax, or other transfer tax incurred in recording the deed to any such Defective Lot. The reconveyance shall be free and clear of all encumbrances except those to which the conveyance by Seller to Purchaser was subject.

24. ATTORNEY'S FEES. In connection with any litigation concerning this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorney's fees through all trial and appellate levels of litigation.

25. NOTICES. All notices to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and shall be hand delivered or sent by facsimile transmission or by an overnight delivery service. Notice shall be deemed to have been given and received when personally served, on the day sent when notice is given by facsimile transmission and upon delivery when notice is given by overnight delivery service. Notices shall be given to Seller and Purchaser at the addresses set forth in this Agreement. Any party hereto may, at any time, by giving three (3) days written notice to the other party, designate a substitute address to which such notice shall be given. Notices delivered on Saturday, Sunday or a national holiday shall be deemed delivered on the next business day. The initial addresses of the parties shall be set forth below:

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

As to Seller:         Pointe West of Vero Beach Ltd.
                      1999 Pointe West Drive
                      Vero Beach, Florida 32966
                      Attention: Mr. Chuck Mechling
                      Telephone: (772) 794-9912
                      Telecopy: (772) 794-9916

With a copy to:       Hatch & Doty, P.A.
                      701 A-1-A Highway
                      Suite 220
                      Vero Beach, Florida 32963
                      Attention: Ira C. Hatch, Esq.
                      Telephone (772) 234-4711
                      Telecopy (772) 234-8299

As to Purchaser:      Homes by Calton, LLC
                      2013 Indian River Blvd.
                      Vero Beach, Florida 32960
                      Attention: Maria Caldarone
                      Telephone: (772) 794-1414
                      Telecopy: (772) 794-2828

With a copy to:       Samuel Block, Esquire
                      3339 Cardinal Drive
                      Suite 200
                      Vero Beach, Florida 32963
                      Telephone: (772) 234-1501
                      Telecopy: (772) 231-3923

26. POINTE WEST MARKETING PROGRAM. Seller shall present to Purchaser during the Inspection Period the Pointe West Welcome Center Document. In consideration of the Purchaser's payment of $8,000 per Lot to be paid $4,000 at the Lot closing and $4,000 due 180 days after the lot closing. Seller agrees to undertake a program of marketing/advertising for Pointe West, including the Property to be conveyed to Purchaser pursuant to this Agreement (the "Marketing Program").

      A. The Marketing Program is intended to be a shared vehicle promoting Pointe West and specifically identifying the participants in the Marketing Program, including Seller, Purchaser and other builders active in Pointe West.

      B. All participants in the Marketing Program, including Seller, shall contribute

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

            fees to the Program. If any sign or advertisement paid for by the Marketing Program identifies any participant in the Marketing Program, including but not limited to Seller or Purchaser, all participants will be identified in such advertisements and signs paid for through the Marketing Program.

      C. All participants in the Marketing Program shall be treated equitably.

      D. Seller shall include the requirement of participation in the Marketing Program in each contract to sell single family residential land to builders within Pointe West, and Seller shall collect all amounts due as Marketing Fees from all participants. Purchaser shall not be required to pay Marketing Fees unless all future builders and owners of land in Pointe West are required to pay Marketing Fees.

      E. Within sixty (60) days of the Effective Date and on or before each December 1 thereafter until either Purchaser has sold all residences in Pointe West constructed by Purchaser, Seller shall deliver to Purchaser, and to all other participants in the Marketing Program, an annual plan for the Marketing Program setting forth the proposed signs and advertisements, and other promotional events, for the ensuing year. Purchaser shall have fifteen (15) days after receipt of the proposed annual plan in which to notify Seller in writing of suggestions it may have.

      F. Seller agrees that Marketing Fees paid by builders and owners in Pointe West shall be used for Pointe West per the Pointe West Welcome Center Agreement.

27. LOT GRADE AND SOIL COMPACTION. Seller shall be responsible for grading each Lot such that the entire Lot is within two and one half (2 1/2) inches above or below the elevation of the grade of the nearest curb to the Lot. Purchaser shall grade each Lot so that all stormwater from the Lot shall drain into or onto adjacent road rightsof- way, drainage easements, retention and/or detention areas, swales or other drainage facilities and shall not drain or flow onto, over, under, across or upon any adjacent Lot, unless a drainage easement shall exist therefore in accordance with all applicable regulations of the St. Johns Water management District and all applicable permits.

Purchaser shall comply with all regulations governing maximum impervious surface areas and other regulations concerning the land areas of a Lot covered by a house and related improvement

28. POLLUTION CONTROL. Purchaser and Seller will fully comply with the General NPDES Permit to Discharge Storm Water Associated with Construction Activities, pursuant to the Clean Water Act or similar laws (the "Permit"). If either party fails to do so, the other may elect the default remedies available to it under this Agreement. After Notice to the defaulting party and the expiration of the applicable cure period, the non defaulting party shall have the right, but not the obligation, to perform the defaulting party's obligations under said Permit, including creating and implementing the requisite Erosion, Sedimentation and Pollution Control Plan. All reasonable costs associated with the performance of the obligations under the Permit, including attorneys' and consultants' fees, shall be reimbursed to the non defaulting party by the defaulting party within fifteen (15) days of demand by the non defaulting party. In addition, Purchaser and Seller hereby fully indemnify and hold the other harmless against any and all consequences, including any claims by third parties or any governmental authority, resulting directly or indirectly from the other's failure to comply with the Permit. Purchaser shall not be required to complete any Closing unless Seller is in compliance with the NPDES rules (including the establishment of an approved plan and monitoring obligations) at the time of the Closing.

29.   MISCELLANEOUS PROVISIONS.

      A. ENTIRE AGREEMENT. This Agreement, including all exhibits attached hereto, embodies the complete and entire agreement between the parties regarding this transaction and supersedes all prior negotiations, agreements and understandings relating thereto. It may not be varied or modified except by written agreement executed by both Seller and Purchaser.

      B. NON-WAIVER. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any other breach occurring before or after such breach. The waiver by Seller or Purchaser of any breach of any term, covenant or condition in this Agreement stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

      C. FURTHER ASSURANCES. In addition to the obligations recited in this Agreement and contemplated to be performed, executed or delivered by Seller and Purchaser, both parties shall perform, execute and deliver or cause to be performed, executed and delivered, at the Closings or after the Closings, any and all further acts, deeds and assurances as either party or the Title Company may reasonably require to consummate this transaction and vest title to the Property in Purchaser.

      D. GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Florida and venue for its enforcement shall be in Indian River County.

      E. PARTIAL INVALIDITY. If any provision in this Agreement is held to be invalid, illegal, or unenforceable in any respect or the application of any provision is held to be invalid, illegal, or unenforceable as to any person, fact, circumstance or situation, such invalidity, illegality, or unenforceability shall not affect the remainder of such provision, any other provision hereof, or any permitted application provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to, or the obligations imposed upon, any party hereunder, and the parties agree to substitute for the invalid or unenforceable provision a valid and enforceable provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision. This Agreement shall be construed so as to be valid, legal, binding, and enforceable to the fullest extent permitted by law, and as if this Agreement had never contained any such invalid, illegal, or unenforceable provision. This Agreement shall be construed so as to be valid, legal, binding and enforceable to the fullest extent permitted by law, and as if this Agreement had never contained any such invalid, illegal, or unenforceable provision.

      F. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which together shall constitute one and the same instrument. There may be duplicate originals of this Agreement, only one of which need be produced as evidence of the terms hereof.

      G. TIME. If any date described in this Agreement falls on a Saturday, Sunday or national holiday that date shall be automatically extended to the next day that is not a Saturday, Sunday or national holiday. Time shall be of the essence as to all maters set forth herein

      H. RISK OF LOSS. Risk of loss or damage to the Property, or any part thereof, by fire or any other casualty from the Effective Date to the time of recording of the Deeds will be on the Seller and thereafter will be on the Purchaser.

      I. SURVIVAL OF COVENANTS. The respective obligations and covenants in this agreement contained of a continuing nature shall survive the Closing Dates.

      J. ASSIGNMENT. Purchaser's rights and duties pursuant to this Agreement may not be assigned by Purchaser, except to Southern Classic Homes, LC. without the written consent of Seller, which consent shall not be unreasonably withheld. All transfers or assignments must be approved by both parties, in writing, which approval will not be unreasonably withheld or delayed. Purchaser may not assign its interest in this

            Agreement if the Agreement is in default (after the applicable cure period) as defined in Section 16 above.

      K. FORCE MAJEURE. In the event that the performance by either party of any of its obligations or undertakings hereunder shall be interrupted or delayed by any occurrence and not occasioned by the conduct of the party claiming the benefits of this clause, whether such occurrence be an act of God or the common enemy or the result of war, riot, strikes or labor unrest, civil commotion, sovereign conduct, or the act or conduct of any person or persons not party or privy hereto, then such party shall be excused from such performance for such period of time as is reasonably necessary after such occurrence to remedy the effects thereof.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the dates set forth below their signatures.

SELLER:

POINTE WEST OF
VERO BEACH LTD.

BY: POINTE WEST OF VERO BEACH, INC.,
    IT'S GENERAL PARTNER

By: ________________________________
Charles R. Mechling, President
Dated: ____________________, 2004


PURCHASER:


HOMES BY CALTON, LLC



By: ________________________________
Its: ________________________________
Dated: _____________________, 2004

                                  EXHIBIT "A"

                              PROPERTY DESCRIPTION

Forty one (41) of the proposed eighty two (82) golf Lots located in the South Village at Pointe West.

                                  EXHIBIT "B"

                                SUBDIVISION PLAN

Attached hereto in the form of the preliminary Plat.

                                  EXHIBIT "C"

                              LOT PHASING SCHEDULE

Phase I shall consist of Lots (Schedule to be attached during the Inspection Period). The Initial two Lots to be purchased are (Schedule to be attached during Inspection Period.

Phase II shall consist of Lots (Schedule to be attached during Inspection
Period).

                                   EXHIBIT D

                            PURCHASE PRICE SCHEDULE

TAKEDOWN SCHEDULE
The Purchaser agrees to purchase nineteen (19) Lots in Phase I and twenty-two
(22) Lots in Phase II according to the following takedown and pricing schedules:

Upon issuance of Land Development Building Permit 2 Lots (model construction) Upon Completion of Subdivision Improvements 4 Lots (beginning of Phase I) - Initial Closing Every 3 Months (quarterly) 6 Lots (2 per Month)

Phase II to commence on the completion of Phase I (19 Lots) and all Lots purchased in the final 3 months of Phase I will count towards the minimum quarterly Lot purchase requirement in Phase II. All Lots purchased in the final 3 months of Phase II will count towards the quarterly minimum requirement in the East Village. See Schedule A-1 hereto for the minimum required takedown schedule.

PRICING OF LOTS
                Base Lot Price - Phase I ***
                Base Lot Price - Phase II ***
                Base Lot Price - East Village ***

The Purchaser shall pay the base price per Lot plus a 6% simple interest escalation to begin accruing 30 days after initial takedown in each Phase in accordance with the attached Schedules A-2 and A-3. The Purchaser has the right to purchase the minimum required six Lots per quarter, at a rate of two lots per month, for the lot price and escalation fee accrued as of such date. In addition, the Purchaser may elect to accelerate the purchase of additional Lots during any given quarter, paying the Lot price and escalation fee accrued as of such date.

                                  EXHIBIT "E"

                              PERMITTED EXCEPTIONS

To be attached during the Inspection Period.

                                  EXHIBIT "F"

                        LOTS SIZE AND BUILDING ENVELOPES

The Lots sizes are depicted in Exhibit "B". The minimum front setback is 5 feet. The rear setback is 20 feet. The minimum side setback is 6 feet and the maximum building width is 60 feet. The maximum number of homes which have side entry courtyard style garages is 33% of the total contracted Lots.










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